De Leon & Company, P.A. CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS 510 NW 159th Lane Pembroke Pines, Florida 33028

January 30, 2008

Securities and Exchange Commission 100 F Street, NE Washington, DC 20549 RE: Commission File number 000-50190

Gentlemen:

We have read Tatonka Oil and Gas, Inc.’s filing under form 12b-25 to be filed January 30, 2008, part III narrative regarding the late filing and are in agreement as it regards our firm.

/s/ De Leon and Company, P.A.

De Leon & Company P.A.